FOR IMMEDIATE RELEASE

November 1, 2007

For further information contact:

Craig L. Montanaro

Senior Vice President,

Director of Strategic Planning

Kearny Financial Corp.

(973) 244-4510

KEARNY FINANCIAL CORP.

REPORTS FIRST QUARTER 2008 OPERATING RESULTS

Fairfield, New Jersey, November 1, 2007 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended September 30, 2007 of $1.0 million. The results represent an increase of $811,000 compared to net income of $219,000 for the quarter ended June 30, 2007 and an increase of $104,000 compared to net income of $926,000 for the quarter ended September 30, 2006. Management attributes the increase in net income between the quarters ended September 30, 2007 and June 30, 2007 to increases in net interest income and non-interest income as well as decreases in non-interest expense and the provision for loan losses. The increase in net income between the quarters ended September 30, 2007 and 2006 resulted from a decrease in non-interest expense, an increase in non-interest income and a decrease in the provision for loan losses, partially offset by a decrease in net interest income.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 26 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean Counties, New Jersey. At September 30, 2007, Kearny Financial Corp. had total assets, deposits and stockholders’ equity of $1.95 billion, $1.34 billion and $469.2 million, respectively.

The following is an overview of the Company’s financial results for the quarter ended September 30, 2007:

Net Interest Income

Net interest income during the quarter ended September 30, 2007 was $11.4 million, an increase of $405,000 or 3.7%, compared to net interest income of $11.0 million during the quarter ended June 30, 2007 and a decrease of $316,000 or 2.7%, compared to net interest income of $11.7 million during the quarter ended September 30, 2006. The Bank’s net interest margin during the quarter ended September 30, 2007 was 2.60%, compared to 2.39% during the quarter ended June 30, 2007 and 2.52% during the quarter ended September 30, 2006. The increase in net interest income between linked quarters resulted from a decrease in interest expense, which was partially offset by a decrease in interest income. The decrease in net interest income year-over-year resulted from an increase in the Bank’s cost of funds partially offset by an increase in interest income.

Interest income decreased $619,000 or 2.6%, to $23.4 million during the quarter ended September 30, 2007 compared to $24.0 million during the quarter ended June 30, 2007 and increased $129,000 or 0.6%, compared to $23.3 million during the quarter ended September 30, 2006. Interest expense decreased $1.0 million or 7.6%, to $12.0 million during the quarter ended September 30, 2007 compared to $13.1 million during the quarter ended June 30, 2007 and increased $445,000 or 3.8%, compared to $11.6 million during the quarter ended September 30, 2006.

Interest income from loans increased $1.3 million to $13.2 million during the quarter ended September 30, 2007 compared to $11.9 million during the quarter ended June 30, 2007 and increased $2.9 million compared to $10.3 million during the quarter ended September 30, 2006. The increase in interest income between linked quarters and year-over-year resulted from increases in average loans receivable and yield. Average loans receivable during the quarters ended September 30, 2007, June 30, 2007 and September 30, 2006 were $906.6 million, $831.1 million and $727.3 million, respectively. Average loans receivable represented 51.7%, 45.3% and 39.3% of average interest-earning assets during the quarters ended September 30, 2007, June 30, 2007 and September 30, 2006, respectively. In keeping with the Bank’s business plan, management continued to emphasize growth of the loan portfolio during the linked quarters and year-over-year.

Interest income from mortgage-backed securities, securities and other interest-earning assets, primarily cash and cash equivalents, decreased $1.9 million to $10.2 million during the quarter ended September 30, 2007 compared to $12.1 million during the quarter ended June 30, 2007 and decreased $2.8 million from $13.0 million during the quarter ended September 30, 2006. The decrease between linked quarters and year-over-year was due to decreases in the average balances of mortgage-backed securities, securities and cash and cash equivalents partially offset by an increase in yield. Management utilized cash flows from the securities portfolio to fund loan originations and deposit outflows.

Interest expense from deposits decreased $1.1 million to $11.3 million during the quarter ended September 30, 2007 from $12.4 million during the quarter ended June 30, 2007 and increased $505,000 compared to $10.7 million during the quarter ended September 30, 2006. The decrease in interest expense from deposits between the quarters ended September 30, 2007 and June 30, 2007 resulted from decreases in average interest-bearing deposits as well as a decrease in their cost. Average certificates of deposit decreased from $930.1 million during the quarter ended June 30, 2007 to $840.1 million during the quarter ended September 30, 2007. Depositors previously attracted by promotional interest rates offered for special certificates of deposit terms, particularly 13-months, withdrew their funds rather than accept lower interest rates upon renewal. The increase in interest expense from deposits between the quarters ended September 30, 2007 and 2006 resulted from an increase in the cost of deposits partially offset by a decrease in average interest-bearing deposits.

Interest expense attributed to Federal Home Loan Bank advances increased $86,000 to $791,000 during the quarter ended September 30, 2007 compared to $705,000 during the quarter ended June 30, 2007 due to an increase in average advances partially offset by a lower cost of borrowings. Interest expense from advances decreased $60,000 during the quarter ended September 30, 2007 from $851,000 during the quarter ended September 30, 2006 due to a lower cost of borrowings partially offset by an increase in average advances.

Non-interest Income

Non-interest income attributed to fees, service charges and miscellaneous income increased $39,000 or 5.9%, to $705,000 during the quarter ended September 30, 2007 compared to $666,000 during the quarter ended June 30, 2007. The increase in non-interest income between linked quarters resulted from higher fees and service charges from retail operations, particularly the overdraft privilege program introduced in May 2007. Non-interest income during the quarter ended September 30, 2007 increased $137,000 or 24.1%, compared to $568,000 during the quarter ended September 30, 2006 due primarily to higher fees and service charges from retail operations, year-over-year.

There were gains on sale of securities of $7,000 recorded during the quarter ended September 30, 2007 compared to no gains or losses during the quarters ended June 30, 2007 or September 30, 2006.

Non-interest Expense

Non-interest expense decreased $896,000 or 8.0%, to $10.4 million during the quarter ended September 30, 2007 compared to $11.3 million during the quarter ended June 30, 2007. Non-interest expense decreased $735,000 or 6.6%, year-over-year from $11.1 million during the quarter ended September 30, 2006.

The largest decreases during the quarter ended September 30, 2007 when compared to the quarter ended June 30, 2007 were salaries and employee benefits, equipment expense and advertising which decreased $607,000, $216,000 and $85,000, respectively. Partially offsetting these decreases was an increase in net occupancy expense of premises of $18,000.

Contributing to the decrease in salaries and employee benefits was a non-recurring charge of $264,000 resulting from a severance agreement with a senior officer of the Bank recorded in the quarter ended June 30, 2007. Effective July 1, 2007, the Company implemented a freeze on all future benefit accruals under the Bank’s non-contributory defined benefit pension plan and related benefits equalization plan. As a result of the freeze, pension plan expense decreased $395,000 between linked quarters. The freeze provides additional flexibility in controlling the costs associated with the plans while still preserving the participants’ earned and vested benefits.

The decrease in equipment expense between the quarters ended September 30 and June 30, 2007 was due to cost savings negotiated with several of the Bank’s electronic data processing service providers and to a non-recurring charge of $88,000 recorded in the quarter ended June 30, 2007 resulting from the settlement of a dispute with an electronic data processing service provider. The decrease in advertising expense between the quarters ended September 30 and June 30, 2007 was due primarily to a reduction in newspaper advertising. Management devoted the Bank’s newspaper advertising to loan products while temporarily discontinuing the marketing of deposit products.

The decrease in non-interest expense during the quarter ended September 30, 2007 compared to the quarter ended September 30, 2006 resulted primarily from decreases in salaries and employee benefits, equipment expense, advertising expense and directors’ compensation of $491,000, $40,000, $142,000 and $97,000, respectively. These decreases were partially offset by an increase in net occupancy expense of premises of $32,000.

Loans and Asset Quality

Loans receivable, net of deferred fees and costs and the allowance for loan losses, increased $69.7 million to $930.2 million at September 30, 2007 from $860.5 million at June 30, 2007. Total loans increased to $935.3 million at September 30, 2007 from $865.0 million at June 30, 2007. One-to-four family first mortgage loans increased $47.9 million between June 30 and September 30, 2007. Nonresidential mortgages, home equity loans and multi-family mortgages increased $15.5 million, $4.5 million and $2.2 million, respectively. Commercial business loans and construction loans increased $673,000 and $613,000, respectively while other loan categories decreased $1.1 million in the aggregate.

The provision for loan losses decreased $99,000 to $94,000 during the quarter ended September 30, 2007, compared to $193,000 during the quarter ended June 30, 2007 and decreased $64,000 compared to $158,000 during the quarter ended September 30, 2006. The provisions during all three quarters resulted primarily from growth in the loan portfolio. Non-performing loans were $1.3 million or 0.13% of total loans at September 30, 2007 compared to $1.5 million or 0.17% of total loans reported at June 30, 2007. The allowance for loan losses as a percentage of total loans outstanding was 0.66% at September 30, 2007 and 0.70% at June 30, 2007, reflecting allowance balances of $6.1 million and $6.0 million, respectively.

Securities

Between June 30 and September 30, 2007, mortgage-backed securities increased by $36.0 million to $679.8 million, due to a $7.2 million increase in fair value and purchases totaling $63.7 million during the quarter, partially offset by principal repayments and maturities. Between June 30 and September 30, 2007, the securities portfolio decreased $43.0 million to $45.9 million, due primarily to sales of securities partially offset by a $450,000 increase in fair value. Management sold securities from the municipal bond portfolio with an amortized cost of $43.2 million which resulted in gains of $7,000.

Cash and Cash Equivalents

Cash and cash equivalents, consisting primarily of interest-bearing deposits in other banks, decreased $30.7 million to $132.6 million at September 30, 2007, from $163.3 million at June 30, 2007. The Bank borrowed $100.0 million from the Federal Home Loan Bank during the quarter ended September 30, 2007 to replenish its liquidity, which tightened due to the use of cash and cash equivalents to fund loan originations and deposit outflows.

Deposits

Deposits decreased $73.4 million to $1.34 billion at September 30, 2007, from $1.41 billion at June 30, 2007. During the quarter, certificates of deposit, savings deposits and non-interest-bearing demand accounts decreased $62.3 million, $12.0 million and $1.4 million, respectively. Interest-bearing demand deposits increased $2.3 million. In connection with the focus on lowering the Bank’s cost of deposits; management reduced the interest rates available on maturing certificates of deposit previously attracted by promotional interest rates. The recent reductions in the federal funds rate by the Federal Reserve Board of Governors, amounting to a 75 basis point cut in aggregate, appear to be gradually lowering interest rates in the marketplace. As a result, management expects deposit attrition to slow during the next quarter.

Federal Home Loan Bank Advances

Federal Home Loan Bank advances increased $99.8 million to $128.3 million at September 30, 2007 from $28.5 million at June 30, 2007. The increase in borrowings resulted from a need to replenish liquidity utilized to fund loan originations and deposit outflows. The cost of this funding source, relative to the cost of retail certificates of deposit, encouraged management to borrow $100.0 million from the Federal Home Loan Bank during the quarter ended September 30, 2007.

Capital Management

During the quarter ended September 30, 2007, stockholders’ equity increased $6.6 million to $469.2 million from $462.6 million at June 30, 2007. The increase was primarily the result of a $5.2 million decrease in accumulated other comprehensive loss due to mark-to-market adjustments to the available for sale securities portfolio and benefit plan related adjustments to equity per FASB Statement No. 158. Also contributing to the increase was net income for the quarter of $1.0 million, the release of $468,000 of ESOP shares and $771,000 of restricted stock plan shares and an adjustment to equity of $477,000 for expensing stock options. Partially offsetting the increase was a $393,000 increase in treasury stock due to the purchase of 34,400 shares of the Company’s common stock at a cost of $469,000, partially offset by shares reissued for stock option exercises and a $934,000 cash dividend declared for payment to minority shareholders.

The Bank’s ratio of tangible equity to tangible assets was 19.51% at September 30, 2007. The Bank’s Tier 1 capital ratio was 41.9%, far in excess of the 6.00% level required by the Office of Thrift Supervision to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(In Thousands, Except Per Share Data, Unaudited)

	September 30,	June 30,
	2007	2007
Balance Sheet Data:
Assets	$1,950,471	$1,917,253
Net loans receivable	930,242	860,493
Mortgage-backed securities available for sale	679,837	643,779
Securities available for sale	45,940	88,869
Cash and cash equivalents	132,562	163,341
Goodwill	82,263	82,263
Deposits	1,338,265	1,411,713
Federal Home Loan Bank advances	128,328	28,488
Total stockholders’ equity	469,178	462,592

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2007	2007	2006
Summary of Operations:
Interest income	$23,413	$24,032	$23,284
Interest expense	12,041	13,065	11,596
Net interest income	11,372	10,967	11,688
Provision for loan losses	94	193	158
Net interest income after provision for loan losses	11,278	10,774	11,530
Non-interest income, excluding gain (loss)
on sale of securities	705	666	568
Gain (loss) on sale of securities	7	0	0
Non-interest expense	10,361	11,257	11,096
Income before taxes	1,629	183	1,002
Provision for income taxes	599	(36)	76
Net income	$1,030	$219	$926

Per Share Data:
Net income per share - basic	$0.02	$0.00	$0.01
Net income per share - diluted	$0.02	$0.00	$0.01

Weighted average number of common shares
outstanding - basic	68,562	68,938	69,751
Weighted average number of common shares
outstanding - diluted	68,777	69,153	70,097

Per Share Data:
Cash dividends per share (1)	$0.05	$0.05	$0.05
Dividend payout ratio (2)	90.68%	427.40%	100.22%

(1) Represents dividends declared per common share.

(2) Represents dividends declared per common share divided by net income.

	At the Three Months Ended
	September 30,	June 30,	September 30,
	2007	2007	2006
Per Share Data:
Closing price as reported by NASDAQ	$12.79	$13.48	$15.18
Book Value	$6.60	$6.50	$6.66
Tangible Book Value	$5.44	$5.34	$5.51

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2007	2007	2006
Performance Ratios:
Return on average assets	0.22%	0.04%	0.19%
Return on average equity	0.89%	0.19%	0.78%
Net interest rate spread (1)	1.83%	1.63%	1.83%
Net interest margin (2)	2.60%	2.39%	2.52%
Average interest-earning assets to average
interest-bearing liabilities	127.88%	126.64%	127.77%
Efficiency ratio, net of gain on sale of securities	85.79%	96.77%	90.54%
Non-interest expense to average assets	2.18%	2.26%	2.22%

(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.

(2) Net interest income divided by average interest-earning assets.

	At or for the Three Months Ended
	September 30,	June 30,	September 30,
	2007	2007	2006
Asset Quality Ratios:(1)
Non-performing loans to total loans	0.13%	0.17%	0.14%
Non-performing assets to total assets	0.07%	0.08%	0.06%
Net charge-offs to average loans outstanding	0.00%	0.00%	0.00%
Allowance for loan losses to total loans	0.66%	0.70%	0.75%
Allowance for loan losses to non-performing loans	488.70%	406.25%	547.75%

(1) Asset quality ratios are period end ratios unless otherwise noted.

	At or for the Three Months Ended
	September 30,	June 30,	September 30,
	2007	2007	2006
Capital Ratios:
Average equity to average assets	24.26%	23.67%	23.73%
Equity to assets at period end	24.05%	24.13%	23.85%
Tangible equity to tangible assets at period end	20.87%	21.10%	20.82%

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2007	2007	2006
Average Balances:
Loans receivable	$906,621	$831,115	$727,260
Mortgage-backed securities available for sale	669,842	666,481	683,681
Securities available for sale	83,958	90,947	226,559
Other interest-earning assets	91,988	248,144	215,002
Total interest earning assets	1,752,409	1,836,687	1,852,502
Non-interest-earning assets	151,365	156,749	145,551
Total assets	$1,903,774	$1,993,436	$1,998,053

Interest-bearing deposits	$1,303,398	$1,398,784	$1,388,863
Federal Home Loan Bank advances	66,971	51,492	61,006
Total interest-bearing liabilities	1,370,369	1,450,276	1,449,869
Non-interest-bearing liabilities	71,556	71,273	74,096
Stockholders’ equity	461,849	471,887	474,088
Total liabilities and stockholders’ equity	$1,903,774	$1,993,436	$1,998,053

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2007	2007	2006
Spread and Margin Analysis:
Average yield on:
Loans receivable	5.81%	5.74%	5.67%
Mortgage-backed securities available for sale	4.90%	4.82%	4.69%
Securities available for sale	4.29%	4.28%	4.03%
Other interest-earning assets	4.95%	5.00%	4.96%
Average cost of:
Interest-bearing deposits	3.45%	3.53%	3.09%
Federal Home Loan Bank advances	4.72%	5.48%	5.58%
Net interest rate spread	1.83%	1.63%	1.83%
Net interest margin	2.60%	2.39%	2.52%
Average interest-earning assets to average interest-bearing liabilities	127.88%	126.64%	127.77%